Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman
Senior Vice President - Finance
Horace Mann Educators Corporation
(217) 788-5708 www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR

SPRINGFIELD, Ill., February 8, 2006 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $16.1 million (35 cents per share) and $77.3 million ($1.67 per share), respectively, for the three and twelve months ended December 31, 2005, compared to $28.3 million (61 cents per share) and $56.3 million ($1.25 per share) for the same periods in 2004. Included in net income were net realized gains on securities of $0.7 million ($0.4 million after tax, or 1 cent per share) and $9.8 million ($6.4 million after tax, or 13 cents per share) for the three and twelve months ended December 31, 2005, respectively, compared to net realized gains of $2.9 million ($1.9 million after tax, or 4 cents per share) and $12.2 million ($7.9 million after tax, or 17 cents per share) for the three and twelve months ended December 31, 2004, respectively. All per-share amounts are stated on a diluted basis.

“As previously announced, Horace Mann’s fourth quarter 2005 earnings reflected a significant level of catastrophe costs for the company — $13.2 million after tax, or 28 cents per share, for the quarter. Looking beyond the catastrophe costs, property and casualty non-catastrophe loss ratios continued to be favorable in the fourth quarter, although somewhat higher than prior year due to the severe winter weather that impacted several key states in the first half of December,” said Louis G. Lower II, President and Chief Executive Officer. “Our underlying auto and homeowners results continued to benefit from tightened underwriting standards and pricing actions taken in recent years, ongoing improvements in claims processes, cost containment initiatives, and generally low non-catastrophe claim frequencies. Property and casualty earnings for the quarter also benefited by $3.4 million after tax from continued favorable development of prior years’ claim reserves,” Lower added.

For full year 2005, the company’s federal income tax expense reflected a reduction of $9.1 million from the closing of six prior tax years. Federal income tax expense for the third quarter was reduced by $6.4 million as a result of closing tax years 1998 through 2001 with favorable resolution of the contingent tax liabilities related to those four years. In the second quarter of 2005, resolution of tax years 1996 and 1997 reduced federal income tax expense by $2.7 million, and interest on the tax refund amounts of $1.4 million was received and recorded as pretax income.

“Our underlying 2005 results support a preliminary estimate of full year 2006 net income before realized investment gains and losses of between $1.65 and $1.80 per share,” said Lower. “This projection anticipates favorable underlying property and casualty underwriting results — with a combined ratio in the low 90s — and also reflects additional costs of approximately 16 cents per share associated with an enhanced catastrophe reinsurance program. The 2006 reinsurance program includes increased coverage for a single event to a maximum of $110 million as well as a new aggregate excess of loss treaty with a $20 million limit on losses in excess of $20 million.”

Segment Earnings

Net income for the property and casualty segment decreased $9.5 million for the quarter and increased $17.4 million for the year compared to the 2004 periods. The $20.3 million pretax of catastrophe costs incurred in the fourth quarter of 2005 was attributed primarily to an estimated $15 million of losses and loss adjustment expenses related to Hurricane Wilma, a $1 million increase in the estimated net losses from Hurricane Rita and a $1.3 million assessment from Louisiana related to Hurricane Katrina. In the fourth quarter of 2004, catastrophe costs of $12.3 million pretax were due primarily to a re-estimate of expected net losses and reinsurance reinstatement premiums related to Hurricanes Charley, Frances, Ivan and Jeanne. In addition to catastrophes, earnings for the fourth quarter of 2005 were also negatively effected by severe winter weather in early December, primarily impacting the auto line. The reserve studies as of December 31, 2005 and 2004 identified favorable development of prior years’ reserves of $5.3 million in the current quarter and adverse development of $3.8 million in the fourth quarter of 2004. These year-end studies also resulted in recognition of favorable property and casualty claim and claim expense reserve development for the first three quarters of each year totaling $5 million in 2005 and $13 million in 2004.

Annuity segment net income of $3.2 million for the fourth quarter was $0.3 million less than in the prior year. The current period reflected decreased amortization of deferred policy acquisition costs and value of acquired insurance in force, while the fourth quarter of 2004 included a favorable accrual adjustment to federal income tax expense. For the year ended December 31, 2005, annuity segment net income increased $2.5 million primarily as a result of the contingent income tax liability reductions recorded in the second and third quarters of 2005. Annuity segment earnings for the current periods also reflected declines in the interest margin. For the quarter, life segment net income decreased slightly compared to prior year. For full year 2005, life segment net income decreased $1.4 million primarily as a result of an increase in the effective income tax rate recorded in the third quarter.

Segment Revenues

The company’s premiums written and contract deposits increased slightly compared to the fourth quarter of 2004 and decreased 3 percent compared to full year 2004 with the effect of property and casualty reinsurance reinstatement premiums representing one-half percentage point of the annual decline. For property and casualty, full year premiums written declined, as increases in average auto and homeowners premium per policy — which were moderated to some extent by the improvement in quality in the books of business — were more than offset by the decline in policies in force and the higher level of reinsurance reinstatement premiums. In the third and fourth quarters, the growth in new scheduled annuity deposits exceeded the reduction in single premium and rollover deposit receipts. However, the full year decrease in annuity new contract deposits compared to 2004 was due primarily to a reduction in single premium and rollover deposits, partially offset by growth in new scheduled annuity deposit receipts. Full year deposits to fixed accounts decreased 7 percent, reflecting the current interest rate environment, while variable annuity deposits increased 4 percent compared to the prior year. Life segment insurance premiums and contract deposits decreased 3 percent compared to full year 2004, reflecting the shift in sales mix toward partner products.

Sales and Distribution

Compared to record levels of annuity sales in the prior year, total new annuity sales decreased 4 percent in 2005. This decline was narrowed during the third and fourth quarters as the level of annuity new business from independent agents increased following a transition period to implement the company’s desired shift in mix of business from this channel. Improved auto and property sales in the fourth quarter of 2005 — driven by gains in average agent productivity for these products — pushed these lines to full year growth over 2004. Total career agent sales for the year decreased compared to 2004 reflecting a modest decline in average overall productivity per agent.

Horace Mann’s career agency force totaled 855 agents at December 31, 2005. “The total number of agents increased sequentially in each of the four quarters of 2005 and was up 7 percent for the full year. The number of experienced agents — a key component of the total agency force — increased more than 10 percent during 2005 and showed growth in each of the last seven quarters,” Lower said. “We anticipate continued, although more modest, growth in our agency force in 2006.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

# # #

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights

(Dollars in Millions, Except Per Share Data)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	2005	2004		2005	2004
DIGEST OF EARNINGS

Net income	$16.1	$28.3	-43.1%	$77.3	$56.3	37.3%

Net income per share:
Basic	$0.37	$0.66	-43.9%	$1.80	$1.32	36.4%
Diluted (A)(B)	$0.35	$0.61	-42.6%	$1.67	$1.25	33.6%

Weighted average number of shares and equivalent shares:
Basic	43.0	42.8		42.9	42.8
Diluted (A)(B)	48.0	47.5		47.9	47.3

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits (C)(D)	$242.7	$242.0	0.3%	$972.6	$998.4	-2.6%

Return on equity (E)				13.2%	10.3%

Property & Casualty GAAP combined ratio	96.9%	88.2%		95.6%	100.5%
Effect of catastrophe costs on the Property & Casualty combined ratio	14.5%	8.4%		12.3%	13.4%

Experienced agents				600	539	11.3%
Financed agents				255	261	-2.3%
Total agents				855	800	6.9%

Additional Per Share Information

Dividends paid	$0.105	$0.105	—	$0.42	$0.42	—

Book value (F)				$13.51	$13.45	0.4%

Financial Position

Total assets				$5,835.9	$5,371.9	8.6%
Short-term debt				—	25.0
Long-term debt				190.9	144.7
Total shareholders’ equity				580.6	576.2	0.8%

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. The Company’s Senior Convertible Notes represent 4.3 million equivalent shares and have annual interest expense of $2.7 million after tax. Diluted per share information for all periods is presented on a basis consistent with this consensus.
(B)	As prescribed by U.S. generally accepted accounting principles, the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding were excluded from weighted average shares and equivalent shares - diluted for the third quarter of 2005 and 2004. Accordingly, the sum of the per share amounts for the four quarters does not equal the year-to-date per share amount.
(C)	As a result of catastrophes in the third quarter of both 2005 and 2004, the Company incurred additional ceded premiums, to reinstate its property and casualty reinsurance coverage, of $0.5 million and $1.0 million for the three months and $9.9 million and $5.0 million for the years ended December 31, 2005 and 2004, respectively. Excluding these reinstatement premiums from both years, the percentage changes were 0.1% and -2.1% for the three and twelve months ended December 31, 2005, respectively.
(D)	Reflecting resolution of the challenge to automobile rates in North Carolina, in the fourth quarter of 2004 the Company returned to policyholders $4.0 million of previously escrowed premiums, resulting in a reduction to written premiums. Excluding the escrow payment and the reinstatement premiums described in note (C), the written premium growth rates were -1.5% and -2.5% for the three and twelve months ended December 31, 2005, respectively.
(E)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.
(F)	Before the fair value adjustment for investments, book value per share was $12.85 at December 31, 2005 and $11.45 at December 31, 2004. Ending shares outstanding were 42,972,028 at December 31, 2005 and 42,846,643 at December 31, 2004.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	2005	2004		2005	2004
STATEMENTS OF OPERATIONS

Insurance premiums written and contract deposits (A)	$242.7	$242.0	0.3%	$972.6	$998.4	-2.6%

Insurance premiums and contract charges earned (A)	$170.0	$172.9	-1.7%	$664.9	$674.7	-1.5%
Net investment income	49.7	47.9	3.8%	194.6	191.4	1.7%
Realized investment gains	0.7	2.9		9.8	12.2

Total revenues	220.4	223.7	-1.5%	869.3	878.3	-1.0%

Benefits, claims and settlement expenses	114.1	106.5		442.7	484.4
Interest credited	29.8	28.1		115.9	108.7
Policy acquisition expenses amortized	17.1	18.2		71.5	70.0
Operating expenses	35.4	34.3	3.2%	131.2	132.7	-1.1%
Amortization of intangible assets	0.8	2.2		5.1	6.0
Interest expense (B)	2.3	1.7		8.9	6.8
Total benefits, losses and expenses	199.5	191.0	4.5%	775.3	808.6	-4.1%

Income before income taxes	20.9	32.7	-36.1%	94.0	69.7	34.9%
Income tax expense (C)	4.8	4.4		16.7	13.4

Net income	$16.1	$28.3	-43.1%	$77.3	$56.3	37.3%

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS (A)

Property & Casualty
Automobile and property (voluntary)	$131.7	$132.1	-0.3%	$535.2	$552.5	-3.1%
Involuntary and other property & casualty	2.0	0.8		11.7	9.8

Total Property & Casualty	133.7	132.9	0.6%	546.9	562.3	-2.7%

Annuity deposits	79.9	78.6	1.7%	320.1	327.0	-2.1%

Life	29.1	30.5	-4.6%	105.6	109.1	-3.2%

Total	$242.7	$242.0	0.3%	$972.6	$998.4	-2.6%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$11.1	$20.6	-46.1%	$45.0	$27.6	63.0%

Annuity	3.2	3.5	-8.6%	15.1	12.6	19.8%

Life	3.3	3.7	-10.8%	13.4	14.8	-9.5%

Corporate and other (D)	(1.5)	0.5		3.8	1.3

Net income	16.1	28.3	-43.1%	77.3	56.3	37.3%

Catastrophe costs, after tax, included above (E)	(13.2)	(8.0)		(45.0)	(49.1)

(A)	See additional information on page 1 regarding the effects of property and casualty catastrophe reinsurance reinstatement premiums and escrowed North Carolina automobile premiums.
(B)	The year ended December 31, 2005 includes costs of $0.5 million as a result of retiring the 6 5/8% Senior Notes due 2006.
(C)	The year ended December 31, 2005 reflects reductions of $9.1 million as a result of closing tax years 1998 through 2001 in the third quarter and tax years 1996 and 1997 in the second quarter with favorable resolution of the contingent tax liabilities. The Company also received interest on income tax refunds of $1.4 million pretax in the second quarter reflected as a reduction to year-to-date Operating Expenses above.
(D)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management’s evaluation of the results of those segments. See detail for this segment on page 4.
(E)	Net of anticipated recoveries from the Company’s underlying catastrophe reinsurance program and, in 2004, from the Florida Hurricane Catastrophe Fund. Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	2005	2004		2005	2004
PROPERTY & CASUALTY

Premiums written (A)(B)	$133.7	$132.9	0.6%	$546.9	$562.3	-2.7%
Premiums earned (A)	139.7	143.8	-2.9%	549.6	561.3	-2.1%
Net investment income	8.5	8.3	2.4%	33.2	33.8	-1.8%
Losses and loss adjustment expenses (LAE)	101.8	95.2		398.0	439.3
Operating expenses (includes policy acquisition expenses amortized)	33.1	32.8	0.9%	126.8	126.3	0.4%
Income before tax	13.3	24.1	-44.8%	58.0	29.5	96.6%
Net income	11.1	20.6	-46.1%	45.0	27.6	63.0%

Net investment income, after tax	7.2	7.0	2.9%	28.2	28.6	-1.4%

Catastrophe costs, after tax (C)	13.2	8.0		45.0	49.1
Catastrophe losses and LAE, before tax (D)	19.8	11.3		59.3	70.5
Reinsurance reinstatement premiums, before tax	0.5	1.0		9.9	5.0

Operating statistics:
Loss and loss adjustment expense ratio	72.9%	66.2%		72.4%	78.3%
Expense ratio	24.0%	22.0%		23.2%	22.2%
Combined ratio	96.9%	88.2%		95.6%	100.5%

Effect of catastrophe costs on the combined ratio	14.5%	8.4%		12.3%	13.4%

Automobile and property detail:
Premiums written (voluntary) (A)(B)	$131.7	$132.1	-0.3%	$535.2	$552.5	-3.1%
Automobile (B)	92.5	93.5	-1.1%	381.1	398.2	-4.3%
Property	39.2	38.6	1.6%	154.1	154.3	-0.1%
Premiums earned (voluntary) (A)	135.3	140.3	-3.6%	538.8	552.0	-2.4%
Automobile	94.8	101.5	-6.6%	386.0	404.2	-4.5%
Property	40.5	38.8	4.4%	152.8	147.8	3.4%
Policies in force (voluntary) (in thousands)				797	818	-2.6%
Automobile				531	545	-2.6%
Property				266	273	-2.6%
Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	70.7%	64.7%		68.2%	70.6%
Expense ratio	24.5%	21.8%		23.4%	22.0%
Combined ratio	95.2%	86.5%		91.6%	92.6%

Effect of catastrophe costs on the combined ratio	1.1%	0.2%		1.5%	1.0%
Total property operating statistics:
Loss and loss adjustment expense ratio	75.4%	67.4%		80.5%	96.9%
Expense ratio	23.6%	22.3%		23.3%	22.6%
Combined ratio	99.0%	89.7%		103.8%	119.5%

Effect of catastrophe costs on the combined ratio	45.7%	29.1%		39.3%	47.7%

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$3.5	$(3.8)		$8.8	$(3.8)
Total property	1.8	—		4.3	—
Other property and casualty	—	—		—	—
Total	5.3	(3.8)		13.1	(3.8)

(A)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage as quantified above.
(B)	After return of escrowed North Carolina automobile premiums of $4.0 million for the three and twelve months ended December 31, 2004.
(C)	Net of anticipated recoveries from the Company’s underlying catastrophe reinsurance program and, in 2004, from the Florida Hurricane Catastrophe Fund. Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.
(D)	Amounts for the three and twelve months ended December 31, 2005 include the Company’s $1.3 million assessment from the Louisiana Citizens Fair and Coastal Plans. In addition, the amount for the twelve months ended December 31, 2005 includes the Company’s $1.8 million assessment from the Florida Citizens Property Insurance Corporation. The Company intends to assess its Louisiana and Florida property policyholders, respectively, to recoup these amounts.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	2005	2004		2005	2004
ANNUITY

Contract deposits	$79.9	$78.6	1.7%	$320.1	$327.0	-2.1%
Variable	39.5	36.9	7.0%	137.8	132.0	4.4%
Fixed	40.4	41.7	-3.1%	182.3	195.0	-6.5%
Contract charges earned	4.6	4.3	7.0%	17.9	16.7	7.2%
Net investment income	28.9	27.7	4.3%	112.9	109.4	3.2%
Net interest margin (without realized gains)	7.8	8.0	-2.5%	31.4	33.7	-6.8%
Mortality gain (loss) and other reserve changes	(0.4)	0.2		(0.8)	(1.2)
Operating expenses (includes policy acquisition expenses amortized)	7.0	7.7	-9.1%	28.5	28.4	0.4%
Income before tax and amortization of intangible assets	5.0	4.8	4.2%	20.0	20.8	-3.8%
Amortization of intangible assets	0.5	1.9		3.7	4.5
Income before tax	4.5	2.9	55.2%	16.3	16.3	—
Net income	3.2	3.5	-8.6%	15.1	12.6	19.8%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.2	$(0.8)		$(1.8)	$(1.2)
Value of acquired insurance in force	0.5	(0.9)		0.2	(0.9)
Guaranteed minimum death benefit reserve	(0.2)	—		(0.6)	—

Annuity contracts in force (in thousands)				162	159	1.9%
Accumulated value on deposit				$3,295.4	$3,081.0	7.0%
Variable				1,333.7	1,254.8	6.3%
Fixed				1,961.7	1,826.2	7.4%
Annuity accumulated value retention - 12 months
Variable accumulations				91.5%	92.9%
Fixed accumulations				94.5%	95.5%

LIFE

Premiums and contract deposits	$29.1	$30.5	-4.6%	$105.6	$109.1	-3.2%
Premiums and contract charges earned	25.7	24.8	3.6%	97.4	96.7	0.7%
Net investment income	12.5	12.3	1.6%	49.3	49.5	-0.4%
Income before tax	5.3	4.8	10.4%	22.3	22.0	1.4%
Net income	3.3	3.7	-10.8%	13.4	14.8	-9.5%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.1	$—		$0.7	$(0.4)

Life policies in force (in thousands)				237	252	-6.0%
Life insurance in force (in millions)				$13,142	$13,223	-0.6%
Lapse ratio - 12 months (Ordinary life insurance)				6.5%	7.2%

CORPORATE AND OTHER (A)

Components of gain (loss) before tax:
Realized investment gains	$0.7	$2.9		$9.8	$12.2
Interest expense	(2.3)	(1.7)		(8.9)	(6.8)
Other operating expenses	(0.6)	(0.3)		(3.5)	(3.5)
Income (loss) before tax	(2.2)	0.9		(2.6)	1.9
Net income (loss)	(1.5)	0.5		3.8	1.3

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management’s evaluation of the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
	2005	2004		2005	2004
INVESTMENTS

Annuity and Life
Fixed maturities, at market (amortized cost 2005, $2,923.5; 2004, $2,694.1)				$2,967.2	$2,820.4
Short-term investments				7.1	17.3
Short-term investments, securities lending collateral				184.7	0.1
Policy loans and other				88.7	83.1

Total Annuity and Life investments				3,247.7	2,920.9	11.2%

Property & Casualty
Fixed maturities, at market (amortized cost 2005, $734.5; 2004, $705.1)				738.3	720.8
Short-term investments				1.4	14.7
Short-term investments, securities lending collateral				8.3	—
Other				0.6	0.6

Total Property & Casualty investments				748.6	736.1	1.7%

Corporate investments				0.2	0.2

Total investments				3,996.5	3,657.2	9.3%

Net investment income
Before tax	$49.7	$47.9	3.8%	$194.6	$191.4	1.7%
After tax	34.0	32.8	3.7%	133.1	131.1	1.5%

Realized investment gains (losses) by investment portfolio included in Corporate and Other segment income
Property & Casualty	$(0.4)	$1.7		$1.9	$6.6
Annuity	—	—		7.9	3.7
Life	1.1	1.4		—	2.1
Corporate and Other	—	(0.2)		—	(0.2)

Total, before tax	0.7	2.9		9.8	12.2
Total, after tax	0.4	1.9		6.4	7.9
Per share, diluted	$0.01	$0.04		$0.13	$0.17

OTHER INFORMATION

End of period goodwill asset				$47.4	$47.4

End of period property and casualty net reserves (A):
December 31, 2005				$311.1
September 30, 2005				334.3
June 30, 2005				314.8
March 31, 2005				313.2
December 31, 2004				309.3
December 31, 2003				283.7
December 31, 2002				231.0
December 31, 2001				241.6
December 31, 2000				223.0
December 31, 1999				206.8

(A)	Unpaid claim and claim expense reserves net of anticipated reinsurance recoverables and reduced for checks issued and outstanding.